Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Announces Launch of Branched-Chain Amino Acids (BCAA) Product Line

Expands Portfolio of Cutting Edge Functional Products

Boca Raton, FL (August 27, 2019) – Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced that the company is expanding its product portfolio to include an innovative branched-chain amino acids (BCAA) functional beverage that fuels muscle recovery. The BCAA product line will initially be launched in the fitness channel and further establishes the company as a leading innovator in the functional beverage market.

“Celsius continues with its commitment to be a disruptive force in fitness and beverage,” commented John Fieldly, President and Chief Executive Officer. “BCAAs are being demanded by consumers in the fitness community, and Celsius will deliver further functionality with an expanded portfolio targeting this growing adjacent category. Our BCAA Recovery drink will complement our existing lineup of pre-workout, any time healthy energy products with a recovery drink that can be consumed post workout or any time throughout the day. This line further expands upon our CELSIUS® usage occasions and we expect it will drive meaningful growth.”

This September, CELSIUS® BCAA Recovery drink will debut at the renowned 2019 Mr. Olympia before a primary demographic of athletic trainers, body builders, endurance athletes and gym goers. The Mr. Olympia is the world’s most prestigious fitness industry showcase event, an international bodybuilding competition that is held annually by the International Federation of Body Building & Fitness, also known as Joe Weider’s Olympia Fitness and Performance Weekend with the world’s most elite bodybuilders vying for the top spots in eight different categories, including the coveted Mr. Olympia. Our new CELSIUS® BCAA Recovery line will have a strong presence at the event, building on our strategy of introducing innovative beverages for today’s health minded consumers.

The Company’s innovation and excellence have been recognized by more than 22 international awards and the New BCAA extension provides further innovation in the category. It is the first post-workout, recovery beverage that Celsius has introduced in the US. Initially the product will launch three flavors, Blood Orange Lemonade, Tart Cherry Lime and Tropical Twist. In addition to BCAAs, the product will include additional functionality with ingredients of tart cherry, Vitamin D3, electrolytes and 100mg of caffeine providing anytime recovery.

Jon McKillop, Executive Vice President of Sales added, "Celsius has become a top selling Performance Energy drink in Retail, as well as in our Fitness, Military, Vitamin Specialty and E-Tailer channels of trade. With the surging scale of the BCAA category, especially within the ready-to-drink format, it makes sense for us commercially to build upon the tremendous growth of Celsius, which in the second quarter of 2019 had revenue growth of 73% over the prior year quarter, and create an innovative, compelling offering in this growing recovery category. We are very excited about the potential of our Celsius BCAA Recovery drink, and our key retailers and distributors share our level of excitement!"

Interested in carrying CELSIUS® as a distributor or in your retail cooler? Contact SALES@CELSIUS.COM

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has four beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The four lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, visit CELSIUS® at www.celsius.com or Celsius Holdings, Inc., at www.celsiusholdingsinc.com.

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